Exhibit 99.1

EMPIRE

RESORTS, INC.	204 STATE ROUTE 17B
MONTICELLO. NY 12701
PHONE: (845) 807-0001
FAX: (845) 807-0000

EMPIRE RESORTS ANNOUNCES TERM SHEET WITH ENTERTAINMENT

PROPERTIES TRUST AND MSEG LLC

MONTICELLO, N.Y., June 24, 2011 — Empire Resorts, Inc. (NASDAQ: NYNY) (“Empire”) along with the management teams of Entertainment Properties Trust (“EPR”) and MSEG, LLC (together the “Companies”) reported that in furtherance of the exclusivity agreement that was announced on April 12, 2011, they have reached a Master Development Agreement Term Sheet (“Term Sheet”) for the joint development of the Companies’ respective properties located in Sullivan County, NY. Empire owns and operates Monticello Casino and Raceway and EPR is the sole owner of Concord EPT, comprising 1,400 acres located at the site of the former Concord Resort. The Companies will continue to deal exclusively with each other until October 11, 2011, as set forth in the previously announced exclusivity agreement.

The Term Sheet sets forth the basis on which the Companies will work together to develop a comprehensive, integrated destination resort on the site of the former Concord Resort. The Term Sheet addresses the creation of a casino/entertainment facility and non-gaming amenities to complement the casino, which will offer Sullivan County additional tourism opportunities.

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE: EPR) is a specialty real estate investment trust (REIT) that invests in properties in select categories which require unique industry knowledge, while offering the potential for stable and attractive returns. The company’s total assets exceed $2.9 billion and include megaplex movie theatres and adjacent retail, public charter schools and other destination recreational and specialty investments. For more information, please visit www.eprkc.com.

About MSEG LLC

MSEG LLC is a real estate development and management company which concentrates on properties in the sports, entertainment and hospitality industry. MSEG LLC has been selected by the City of Davenport as the developer of the new land based casino in Davenport, Iowa, MSEG LLC is also involved in the ownership and operation of the Lake Erie Crushers in Avon, Ohio. The Crushers are a professional minor league baseball team that plays in the Independent Frontier Baseball League.

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year and in other filings with the Securities and Exchange Commission from time to time.

Contact:

Empire Resorts, Inc.

Investor Relations

Charles A. Degliomini

Executive Vice President

(845) 807-0001

cdegliomini@empireresorts.com